Exhibit 99.5
CITIZENS, INC. REPORTS RESULTS THROUGH OCTOBER 2005
AUSTIN, Texas, Nov. 9 /PRNewswire-FirstCall/ — Citizens, Inc. (NYSE: CIA) reported net income of $4.2 million or $0.07 per share for the nine months ended September 30, 2005, compared to net income of $2.7 million, or $0.06 per share, for the same period in 2004. The growth resulted from significant increases in revenues, relating to the October 2004 acquisition of Security Plan Life Insurance Company (Security Plan) and increases in the Company’s international life insurance segment that offset the effects of Hurricanes Katrina and Rita.
Total revenues increased 60.9% in the first nine months of 2005 to $105.4 million compared to the same period of 2004 when revenues were $65.5 million, due to the acquisition of Security Plan and an increase in new life insurance business written. Premium income was $86.7 million for the first nine months of 2005, a 64.8% increase over the same period of 2004 when premiums equaled $52.6 million. First year annualized premiums from the Company’s international segment rose to $12.9 million from $10.4 million during the period, an increase of 24.0%. Net investment income increased 58.6% during the first nine months of 2005 to $17.6 million from $11.1 million in 2004, and claims and surrenders increased from $24.6 million for the nine months ended September 30, 2004 to $38.4 million for the same period in 2005, both increases primarily due to Security Plan. Underwriting and insurance expenses increased 63.6% from $11.8 million in 2004 to $19.3 million in 2005 due to the acquisition of Security Plan and the increased new business.
Amortization of cost of customer relationships acquired increased 148% from $2.1 million in the first nine months of 2004 to $5.2 million in the first nine months of 2005. The Company recorded approximately $34 million of cost of customer relationships acquired when it bought Security Plan. Approximately $3.2 million in charges were incurred in the third quarter of 2005 related to Hurricanes Katrina and Rita.
Security Plan had significant operations in the New Orleans area, and due to the uncertainty of future premium collections from displaced residents, the Company amortized approximately $2.3 million of cost of customer relationships acquired. Additionally, Security Plan owns a small casualty company which incurred approximately $900,000 in losses due to the hurricanes.
For the three months ended September 30, 2005, the Company earned net income of $1.487 million or $0.03 per share, compared to $1.493 million or $0.03 per share for the same period in 2004. The slight decline in third quarter income resulted primarily from the impact of Hurricanes Katrina and Rita discussed above, which lowered third quarter income by $3.2 million before tax. Total revenues increased 54.0% to $36.2 million, compared to the same quarter of 2004 when revenues were $23.5 million. Premium income was $29.9 million for the quarter, a 59% increase over the same period in 2004 when premiums equaled $18.8 million. Net investment income increased 82.4% in the quarter to $6.2 million from $3.4 million in the third quarter of 2004. Claims and surrenders increased to $12.5 million from $8.4 million for the three months ended September 30, 2005 compared to the same period in 2004, the increase resulting primarily from the acquisition of Security Plan.
Assets decreased slightly to $660.4 million at September 30, 2005, compared to $661.2 million at December 31, 2004. The decline reflected the repayment of the Company’s $30.0 million term loan in April 2005. Stockholders’ equity increased from $135.1 million at December 31, 2004 to $137.0 million at September 30, 2005 due to $1.2 million of unrealized losses, net of tax, in the Company’s bond portfolio that offset the income earned during the period.
About Citizens, Inc.
Citizens, Inc., parent of Citizens, Inc. Financial Group, a financial services investment company listed on the New York Stock Exchange, symbol CIA, plans to achieve $1 billion in assets, $250 million in revenues and $10 billion of life insurance in force by 2010, via the worldwide sale of U.S. dollar denominated whole life cash value insurance policies, coupled with the acquisition of other life insurance companies.
Citizens is included in the Russell 2000(R) Index, which measures the performance of the largest companies, based on market capitalization, in the U.S. stock market. Citizens’ Class A common stock closed at $5.89 on November 8, 2005.
Additional information is available about the Company on its web site: www.citizensinc.com.
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Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “will,” “expect,” “anticipate” or “continue” or comparable words. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of the Company, particularly its Form 10-K for the fiscal year ended December 31, 2004 and its current reports on Form 8-K, for the meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management. The Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.

CITIZENS, INC.
COMPARATIVE CONSOLIDATED FINANCIAL HIGHLIGHTS
OPERATING STATEMENTS

	(Unaudited)		(Unaudited)
	Nine-Months Ended		Three-Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenues
Premium income	$84,567,741	50,298,907	29,190,780	18,309,202
Annuity and universal life considerations	2,135,975	2,270,050	670,911	500,230
Net investment income	17,635,157	11,108,639	6,155,959	3,444,307
Realized gains	677,317	735,308	61,642	478,923
Decrease (increase) in fair value of options and warrants	(186,399)	630,571	(129,187)	630,571
Other income	619,856	481,127	238,056	170,720
Total revenues	105,449,647	65,524,602	36,188,161	23,533,953
Benefits and Expenses
Insurance benefits paid or provided:
Claims and surrenders	38,390,871	24,640,495	12,458,163	8,351,117
Increase in future policy benefit reserves	18,801,271	11,573,790	6,686,716	4,333,921
Policyholders’ dividends	3,394,911	2,871,708	1,317,811	1,141,695
Total insurance benefits paid or provided	60,587,053	39,085,993	20,462,690	13,826,733
Commissions	23,759,477	13,158,566	8,269,384	4,896,033
Other underwriting, acquisition and insurance expenses	19,349,462	11,825,431	5,903,568	4,206,260
Capitalization of deferred policy acquisition costs	(17,176,193)	(12,972,220)	(6,180,211)	(4,973,716)
Amortization of deferred policy acquisition costs	7,396,979	7,594,592	2,772,603	2,626,288
Amortization of cost of customer relationships acquired	5,210,183	2,087,890	2,714,252	727,875
Loss (gain) on coinsurance agreements	—	586,767	—	(23,846)
Total benefits and expenses	99,126,961	61,367,019	33,942,286	21,285,627
Income before Federal income tax	6,322,686	4,157,583	2,245,875	2,248,326

	(Unaudited)		(Unaudited)
	Nine-Months Ended		Three-Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Federal income tax expense	2,114,000	1,407,907	759,000	755,341
Net income	$4,208,686	2,749,676	1,486,875	1,492,985

INCOME PER SHARE (UNAUDITED)

Net Income per share	$0.07	0.06	0.03	0.03
Weighted average shares outstanding	38,392,869	38,317,079	38,415,200	38,317,079
BALANCE SHEETS

	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
	September 30,	June 30,	March 31,	December 31,	September 30,
	2005	2005	2005	2004	2004
Total assets	$660,414,879	648,699,840	680,725,559	661,211,562	413,595,750
Total invested assets	473,122,665	462,623,378	462,766,647	475,801,943	230,817,292
Stockholders’ equity	137,012,163	141,234,652	134,405,978	135,131,079	130,875,442
For further information contact:
Joel H. Mathis
Vice President
Public Relations and Investor Relations
Phone: 512-837-7100
Fax: 512-836-9334